Exhibit 99.1

PRESS RELEASE

January 7, 2009

First United Ethanol, LLC has provided the following statement in regards to an incident which occurred on Tuesday, January 6, 2009 at its 100 million gallon per year ethanol plant located in Mitchell County, Georgia. This facility is operated by Southwest Georgia Ethanol, LLC, a wholly owned subsidiary of First United Ethanol, LLC.

At approximately 11:30 p.m., a collared joint attached to one of the evaporators ruptured, resulting in a significant steam blow-off. Moderate damage occurred to the evaporator system. Initial indications point to a defective valve as the source of this incident, however, a full investigation is being conducted. It is estimated that the plant will suspend operations for approximately one week for repairs and a full and complete analysis of this incident.